EXHIBIT 16.1

[Logo]	533 West 2600 South, Suite 250 Bountiful, Utah 84010 Phone: (801) 292-8756 Fax: (801) 292-8809

February 10, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	Akesis Pharmaceuticals, Inc.

We have read the statements that we understand Akesis Pharmaceuticals, Inc. will include under Item 4.01 of the Form 8-K/A it will file regarding its change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

/s/ Chisholm, Bierwolf & Nilson, LLC

Chisholm, Bierwolf & Nilson, LLC

A Member of the AICPA, UACPA and Registered with the PCAOB